Exhibit 99.2

                 Major Supermarket Chain Tests ART International
                    Revolutionary Non-PVC Food Stretch Film

Markham, Ontario, Canada -September 15, 2004 - ART International Corporation, (OTC BB: ARIOF) is pleased to announce that its wholly-owned subsidiary, Diamant Film Inc, the North America distributor of a revolutionary non-PVC stretch wrap, is concluding a 90-day product test of its eco-friendly food stretch wrap film with a national food retailer.

Over 100 rolls and 500,000 feet of Diamant Film were tested at two retail locations of a major supermarket chain. The stretch film, which is imported from a production facility in Switzerland, has received very positive reviews. Currently, stretch film food wrap used in North American products contain Poly Vinyl Chloride ("PVC"), Diamant Stretch film is an excellent alternative to PVC film as it does not contain the harmful agents which can migrate from the film to the food.

According to Stefan Gudmundsson, Chief Executive Officer of Diamant Film Inc., a wholly-owned subsidiary of ART International, "We expect the testing to conclude shortly and a decision to sign an agreement with this retailer should be imminent. Initial response from the retailer is positive and we believe with the health and environmental concerns surrounding the use of PVC, consumers are willing to pay a small premium for this higher quality, environmentally friendly alternative. The Company's first initiative will be to sell this product to supermarket meat packagers and to distribute the film for institutional uses, including catering. To the best knowledge of the company, we continue to believe that we possess the only economically viable polystyrene alternative to PVC stretch film for the $700 million North American stretch film market."

About ART International Corporation
ART International Corporation through its wholly owned subsidiary, Diamant(TM) film Inc., has secured a ten-year agreement with Diamant Plastics Corporation for the exclusive marketing and distribution rights in the United States and Canada to Diamant film, a non-PVC food stretch film. Diamant film is the world's first, plasticizer-free stretch film based on polystyrene and the first food wrapping film that is environmentally friendly and recyclable.

For more information please visit our website, www.diamantfilm.com.

Safe Harbor
This release may contain forward-looking statements that involve uncertainties and risks. Actual results may differ materially from the results predicted. Important factors which could cause actual results to differ materially from those expected or implied in the forward-looking statements are detailed in filings with the Securities and Exchange Commission made from time to time by ART International Corporation including its periodic reports on Form 10-K, 10-Q and 8-K. ART International Corporation undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof.

Contact
Investor Relations:
FOCUS Partners LLC
David Zazoff
212.752.9445